FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
David Jones
Executive Vice President and
Chief Financial Officer
865-293-5299

MEDIA CONTACT:
Pat Ball
Senior Vice President, Strategic Resources Group
800-818-1498

Team Health Holdings, Inc. Announces Fourth Quarter
and Fiscal 2015 Financial Results

Fourth Quarter 2015 Highlights:

▪	Net Revenue increased 23.9% to $979.6 million over fourth quarter of 2014

▪	Net loss attributable to Team Health Holdings, Inc. ("Net loss") was $9.7 million; net earnings of $45.2 million after adjustments

▪	Diluted net loss per share of $0.13; Adjusted EPS of $0.61

▪	Adjusted EBITDA increased 25.0% to $97.7 million
Full Year 2015 Highlights:

▪	Net Revenue increased 27.6% to $3.60 billion from 2014

▪	Net earnings were $82.7 million; $195.4 million after adjustments

▪	Diluted net earnings per share of $1.12; Adjusted EPS of $2.65

▪	Adjusted EBITDA increased 19.2% to $387.5 million
2016 Outlook:

▪	Net revenue growth of 31.0% to 33.0%; Adjusted EBITDA margin between 10.5% and 11.0%; Reflects full year of IPC Healthcare and excludes any benefit from BPCI

KNOXVILLE, Tenn. - February 22, 2016 - Team Health Holdings, Inc. ("TeamHealth" or the "Company") (NYSE: TMH), one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States, today announced results for its fourth quarter and full fiscal year of 2015.

"2015 was a transformational year for TeamHealth. For the full year, our core business produced solid results with growth in net revenue, Adjusted EBITDA, and Adjusted EPS with 27.6% top line growth and a 10.8% Adjusted EBITDA margin. In addition, on November 23, 2015, we successfully completed our strategic purchase of IPC Healthcare, which enhances the position of the Company in the important acute and post-acute care environments and provides us with a greater opportunity to drive high quality and low cost outcomes across the continuum of patient care through participation in bundled care and other value-based initiatives," said TeamHealth President and Chief Executive Officer, Mike Snow.
"In the fourth quarter, our emergency medicine business experienced a mild start to the flu season coupled with strong volume comps from the prior year. Despite these issues, we were able to deliver solid revenue and Adjusted EBITDA growth in the fourth quarter through our balanced and integrated approach and focus on cost efficiency. For the fourth quarter, acquisitions provided the largest component of our consolidated revenue growth, driven by both IPC and the more typical acquisitions and hybrid acquisition opportunities. Same contract growth was also a contributor to revenue growth over the quarter, driven primarily by an increase in fee for service revenue from both volume growth and increases in estimated collections per visit, while net new contracts provided a more modest incremental benefit."
“As we move into 2016, we remain focused on the enhancement of IPC's financial performance, the integration of our combined operations, and the achievement of our cost and revenue synergy targets. We are continuing to target $25 million of cost and revenue synergies in the first year and $60.0 million of synergies over the three year period. We are positioning our core business to operate successfully in what we believe could be an environment with a more moderate benefit from healthcare reform when compared to prior years. We are evaluating all aspects of our cost structure to ensure we can continue to operate efficiently and create value in this environment. For the full year of 2016 we expect to deliver annual net revenue of between $4.71 billion and $4.78 billion, reflecting an annual growth rate of 31% to 33%. We are also projecting an Adjusted EBITDA margin of 10.5% to 11.0%. We realized exceptionally strong volume growth in the first half of 2015 that contrasts with a very mild flu season thus far in 2016. However, our ongoing work to enhance the financial performance of IPC, achieve our targeted IPC synergies, and focus on cost efficiencies in our core operations will continue over the remainder of the year. As a result of these efforts, we anticipate stronger financial performance and more normalized comps in the second half of 2016. While we have not included any financial benefit from the BPCI program in our initial guidance, we are highly focused on driving favorable outcomes under the program and have consolidated both the TeamHealth and IPC BPCI programs under a single convener partner. We expect to obtain additional visibility on our initial performance under the BPCI program during 2016 and will provide updates on this program at the appropriate time. We remain committed to delivering the highest quality patient care and support to our affiliated clinicians and hospital partners while achieving our operational and financial goals for 2016 and creating value for our shareholders," concluded Mr. Snow.

 2015 Fourth Quarter Results
Net revenue increased 23.9% to $979.6 million from $790.7 million in the fourth quarter of 2014. Acquisitions contributed 19.5%, same contract revenue contributed 3.6%, and net sales growth contributed 0.8% of the increase in quarter-over-quarter growth in net revenue. Within the acquisitions category, new hospital contracting opportunities that were initially developed by our sales and marketing process contributed 4.2% of overall net revenue growth between quarters.
Same contract revenue increased $28.2 million, or 4.0%, to $726.2 million from $697.9 million in the fourth quarter of 2014. A 2.0% increase in same contract volumes contributed 1.5% to same contract growth while an increase in estimated collections on fee for service visits provided a 3.0% increase in same contract revenue growth between quarters. Contract and other revenue constrained same contract revenue growth by 0.5% between quarters. Acquisitions contributed $154.3 million of revenue growth and net new contract revenue increased by $6.4 million between quarters.
The benefit from Medicaid parity revenue recognized in the fourth quarter of 2015 was $1.9 million. The fourth quarter of 2014 Medicaid parity revenue was $12.1 million, of which $11.3 million was same contract. The decline in parity revenue between periods constrained consolidated revenue growth by 1.3% and same contract revenue growth by 1.4% between quarters. During the fourth quarter of 2015, the Company recognized net revenue of $81.1 million associated with IPC, which contributed 10.3% of overall revenue growth between quarters. Total IPC revenue for the fourth quarter of 2015 was $188.2 million.

The components of net revenue include revenue from contracts that have been in effect for prior periods (same contracts) and from net, new and acquired contracts during the periods, as set forth in the table below:

	Three Months Ended December 31,
	2014	2015	% Increase	Contribution to Overall Revenue Growth
	(in thousands)
Same contracts:
Fee for service revenue	$542,041	$573,573	5.8%	4.0%
Contract and other revenue	155,897	152,597	(2.1)%	(0.4)%
Total same contracts	697,938	726,170	4.0%	3.6%
New contracts, net of terminations:
Fee for service revenue	36,892	45,641	23.7%	1.1%
Contract and other revenue	18,982	16,680	(12.1)%	(0.3)%
Total new contracts, net of terminations	55,874	62,321	11.5%	0.8%
Acquired contracts:
Fee for service revenue	24,040	165,672	589.2%	17.9%
Contract and other revenue	12,830	25,464	98.5%	1.6%
Total acquired contracts	36,870	191,136	418.4%	19.5%
Consolidated:
Fee for service revenue	602,973	784,886	30.2%	23.0%
Contract and other revenue	187,709	194,741	3.7%	0.9%
Total net revenue	$790,682	$979,627	23.9%	23.9%
The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	Three Months Ended December 31,
	2014	2015	% Increase
	(in thousands)
Fee for service visits and procedures:
Same contract	3,167	3,231	2.0%
New and acquired contracts, net of terminations	378	1,687	346.3%
Total fee for service visits and procedures	3,545	4,918	38.7%
Net loss attributable to Team Health Holdings, Inc. ("net loss") for the quarter was $9.7 million, or $0.13 diluted net loss per share, compared to net earnings attributable to Team Health Holdings, Inc. ("net earnings") of $16.1 million, or $0.22 diluted net earnings per share, in the fourth quarter of 2014. The financial results for the fourth quarter of 2015 included contingent purchase and other acquisition compensation expense of $5.1 million ($4.7 million after-tax), non-cash amortization expense of $21.5 million ($15.6 million after-tax), transaction and integration costs related to the IPC Healthcare, Inc. (IPC) acquisition of $49.1 million ($34.7 million after tax). Excluding these items, net earnings for the fourth quarter of 2015 would have been $45.2 million and Adjusted EPS would have been $0.61 per share. Financial results for the fourth quarter of 2014 included $8.2 million of contingent purchase and other acquisition compensation expense ($7.2 million after-tax), non-cash amortization expense of $20.4 million ($14.9 million after-tax), and a $3.6 million loss on debt refinance ($2.2 million after tax). Excluding these items, net earnings for the fourth quarter of 2014 would have been $40.5 million and Adjusted EPS would have been $0.56 per share.
See “Non-GAAP Financial Measures Reconciliations” and “Adjusted Earnings Per Share” below for the definition of Adjusted EPS and its reconciliation to net earnings and diluted earnings per share attributable to Team Health Holdings, Inc.
The following table sets forth a reconciliation of diluted earnings per share to Adjusted EPS (note that some totals may not add due to rounding).

	Adjusted Earnings Per Share
	Three Months Ended December 31,
	2014		2015
	(in thousands, except for share data)
Diluted weighted average shares outstanding	72,647		72,640
Diluted weighted average shares outstanding, adjusted(a)	72,647		74,287
Net earnings (loss) and diluted net earnings (loss) per share attributable to Team Health Holdings, Inc., as reported	$16,104	$0.22	$(9,720)	$(0.13)
Adjustments:
Contingent purchase and other acquisition compensation expense, net of tax of $(920) and $(375) for 2014 and 2015, respectively	7,234	0.10	4,687	0.06
Amortization expense, net of tax of $(5,557) and $(5,902) for 2014 and 2015, respectively	14,887	0.20	15,594	0.21
IPC transaction and integration costs, net of tax of $(14,429) for 2015	—	—	34,679	0.47
Loss on refinancing of debt, net of tax of $(1,404) for 2014	2,244	0.03	—	—
Net earnings and diluted earnings per share attributable to Team Health Holdings, Inc., as adjusted	$40,469	$0.56	$45,240	$0.61

a.
For the fourth quarter of 2015, Diluted Net Loss per share was calculated using the basic weighted shares outstanding due to the Net Loss reported in the fourth quarter under GAAP. Adjusted EPS has been calculated using a weighted average shares outstanding amount that reflects the dilutive effect of outstanding stock options on Net Loss and Net Earnings, as adjusted.

Cash flow provided by operations for the quarter was $13.9 million compared to $91.9 million in the fourth quarter of 2014. There were $0.4 million of contingent purchase payments made in the fourth quarter of 2015 and $2.6 million contingent purchase payments in 2014. Also impacting cash flow in 2015 was $33.2 million of cash transaction and integration costs associated with the IPC acquisition. Excluding the impact of the contingent purchase payments and IPC transaction costs in 2015 and 2014, operating cash flows were $47.5 million in 2015 compared to $94.5 million in 2014. The reduction in operating cash flows between quarters reflects an increased level of interest and tax payments and working capital funding. As of December 31, 2015, net accounts receivable were $730.5 million compared to $500.6 million as of December 31, 2014. Net days in accounts receivable (excluding the effect of the acquired IPC accounts receivable) were 62.7 days compared to 59.0 days at December 31, 2014.

Adjusted EBITDA for the quarter increased 25.0% to $97.7 million from $78.2 million in the fourth quarter of 2014, and Adjusted EBITDA margin was 10.0% in 2015 compared to 9.9% in 2014. Excluding the impact of Medicaid parity in both periods (assuming an Adjusted EBITDA margin of approximately 70% on parity revenue), Adjusted EBITDA margin would have been 9.9% in the fourth quarter of 2015 and 9.0% in 2014. During the fourth quarter of 2015, the Company recognized $6.0 million of Adjusted EBITDA from IPC. Total IPC Adjusted EBITDA for the fourth quarter of 2015 was $13.9 million. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings attributable to Team Health Holdings, Inc.
The following table sets forth a reconciliation of net earnings attributable to Team Health Holdings, Inc. to Adjusted EBITDA.

	Adjusted EBITDA
	Three Months Ended December 31,
	2014	2015
	(In thousands)
Net earnings (loss) attributable to Team Health Holdings, Inc.	$16,104	$(9,720)
Interest expense, net	4,292	16,854
Provision for income taxes	8,690	1,609
Depreciation	5,571	7,158
Amortization	20,444	21,496
Other (income) expenses, net(a)	(1,131)	(1,752)
Loss on refinancing of debt(b)	3,648	—
Contingent purchase and other acquisition compensation expense(c)	8,154	5,062
Transaction costs(d)	1,445	51,131
Equity based compensation expense(e)	3,459	4,341
Insurance subsidiaries interest income	510	551
Severance and other charges	6,990	998
Adjusted EBITDA	$78,176	$97,728

a.	Reflects gain or loss on sale of assets, realized gains on investments, and changes in fair value of investments associated with the Company's non-qualified retirement plan in 2014 and 2015.

b.	Reflects certain fees and expenses associated with the debt amendment and the write-off of deferred financing costs of $2,710 from the previous term loan in 2014.

c.	Reflects expense recognized for historical and estimated future contingent payments and other compensation expense activity associated with acquisitions.

d.
Reflects expenses associated with accounting, legal, due diligence and other transaction fees related to acquisition and integration activities, including costs associated with the IPC acquisition of $49.1 million, of which $12.6 million related to equity based compensation associated with the acceleration of equity awards under contractual terms.

e.	Reflects costs related to options and restricted shares granted under the Company's equity based compensation plans.
As of December 31, 2015, the Company had cash and cash equivalents of approximately $28.6 million and total outstanding debt of $2.46 billion, (excluding the impact of $53.2 million of deferred financing costs). The outstanding debt as of December 31, 2015 consists of borrowings under its revolving credit facility in the amount of $22.0 million, Tranche A term loan facility of $577.5 million, Tranche B term loan facility of $1.32 billion, and 7.25% Senior Notes due 2023 of $545.0 million (the "Senior Notes"). As of December 31, 2015 the Company had $628.0 million of available borrowings under its revolving credit facilities (without giving effect to $6.4 million of undrawn letters of credit).
On October 2, 2015, the Company entered into an amendment and restatement to its existing credit agreement, which (1) allowed for the amendment and restatement of the existing credit agreement to permit a senior secured Tranche B term loan facility in an aggregate principal amount of up to $1.15 billion and (2) amended the existing credit agreement to permit the incurrence of the Senior Notes in an aggregate principal amount not to exceed $1.00 billion.
On November 23, 2015,  in connection with the IPC Transaction and as contemplated by the aforementioned amendment, the Company entered into an amended and restated credit agreement and other customary agreements, consisting of (1) the existing credit facilities and (2) the New Tranche B term loan facility. On the restatement effective date and pursuant to the credit agreement, the Company also obtained an incremental Tranche B term loan facility in an aggregate principal amount of $165 million, bringing the total Tranche B term loan facility to $1.32 billion.
On November 23, 2015, Team Health completed the private placement of the Senior Notes. The Senior Notes are senior unsecured obligations and are fully and unconditionally guaranteed on a senior unsecured basis.

Fiscal 2015 Full Year Results
Net revenue in the twelve months ended December 31, 2015 increased 27.6% to $3.60 billion from $2.82 billion for the same period of 2014. Acquisitions contributed 19.1%, net sales growth contributed 4.3% and same contract revenue contributed 4.2% of the increase in year over year growth in net revenues. Within the acquisitions category, new hospital contracting opportunities that were initially developed by our sales and marketing process contributed 5.1% of overall net revenue growth between years.
Same contract revenue for the twelve months ended December 31, 2015 increased $117.7 million, or 4.9%, to $2.50 billion from $2.38 billion in the same period a year ago. Increases in same contract volume of 5.1% contributed 3.8% to growth while an increase in estimated collections on fee for service visits provided a 0.9% increase in same contract revenue growth between periods. Contract and other revenue provided a 0.2% increase in same contract revenue growth between periods. Acquisitions contributed $537.3 million of growth between periods and net new contract revenue increased by $122.6 million. The benefit from Medicaid parity revenue recognized in the twelve months ended December 31, 2015 was $3.9 million, of which $1.1 million was same contract revenue, compared to $39.7 million in

2014, of which $33.4 million was same contract revenue. The decrease in Medicaid parity revenue constrained consolidated revenue growth for the twelve months ended December 31, 2015 by 1.3% and same contract revenue growth by 1.4% between years.
During fiscal 2015, the Company recognized net revenue of $81.1 million associated with IPC, which contributed 2.9% of overall revenue growth for the twelve months ended December 31, 2015. Total IPC net revenue for fiscal 2015 was $737.8 million.
The components of net revenue include revenue from contracts that have been in effect for prior periods (same contracts) and from net, new and acquired contracts during the periods, as set forth in the table below:

	Year Ended December 31,
	2014	2015	% Increase	Contribution to Overall Revenue Growth
	(in thousands)
Same contracts:
Fee for service revenue	$1,812,725	$1,924,284	6.2%	4.0%
Contract and other revenue	571,363	577,473	1.1%	0.2%
Total same contracts	2,384,088	2,501,757	4.9%	4.2%
New contracts, net of terminations:
Fee for service revenue	188,360	316,467	68.0%	4.5%
Contract and other revenue	111,053	105,593	(4.9)%	(0.2)%
Total new contracts, net of terminations	299,413	422,060	41.0%	4.3%
Acquired contracts:
Fee for service revenue	116,014	587,610	406.5%	16.7%
Contract and other revenue	20,128	85,820	326.4%	2.3%
Total acquired contracts	136,142	673,430	394.7%	19.1%
Consolidated:
Fee for service revenue	2,117,099	2,828,361	33.6%	25.2%
Contract and other revenue	702,544	768,886	9.4%	2.4%
Total net revenues	$2,819,643	$3,597,247	27.6%	27.6%

The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	Year Ended December 31,
	2014	2015	% Increase
	(in thousands)
Fee for service visits and procedures:
Same contract	10,540	11,078	5.1%
New and acquired contracts, net of terminations	1,879	5,677	202.1%
Total fee for service visits and procedures	12,419	16,755	34.9%

Net earnings attributable to Team Health Holdings, Inc. were $82.7 million in the twelve months ended December 31, 2015, or $1.12 diluted net earnings per share, compared to net earnings of $97.7 million, or $1.35 diluted net earnings per share, in the same period of 2014. The 2015 financial results included $17.3 million ($15.8 million after-tax) of contingent purchase and other acquisition compensation expense, non-cash amortization expense of $83.6 million ($60.5 million after-tax), transaction and integration costs related to the IPC transaction of $51.7 million ($36.3 million after-tax). Excluding these items, net earnings for the twelve months of 2015 would have been $195.4 million and Adjusted EPS would have been $2.65 per share. Financial results for the same period in 2014 included $30.6 million of contingent purchase and other acquisition compensation expense ($23.0 million after-tax), non-cash amortization expense of $55.6 million ($38.7 million after-tax), a $3.6 million loss on debt refinance ($2.2 million after-tax), and a $7.1 million increase in prior year professional liability loss reserves ($4.4 million after-tax). Excluding these adjustments, net earnings for the same period in 2014 would have been $166.1 million and Adjusted EPS would have been $2.30 per share.
See “Non-GAAP Financial Measures Reconciliations” and “Adjusted Earnings Per Share” below for the definition of Adjusted EPS and its reconciliation to net earnings and diluted earnings per share attributable to Team Health Holdings, Inc.
The following table sets forth a reconciliation of diluted earnings per share to Adjusted EPS (note that some totals may not add due to rounding).

	Adjusted Earnings Per Share
	Year Ended December 31,
	2014		2015
	(in thousands, except for share data)
Diluted weighted average shares outstanding	72,164		73,807
Net earnings and diluted net earnings per share attributable to Team Health Holdings, Inc., as reported	$97,738	$1.35	$82,711	$1.12
Adjustments:
Contingent purchase and other acquisition compensation expense, net of tax of $(7,663) and $(1,450) for 2014 and 2015, respectively	22,974	0.32	15,843	0.21
Amortization expense, net of tax of $(16,902) and $(23,047) for 2014 and 2015, respectively	38,745	0.54	60,534	0.82
IPC transaction and integration costs, net of tax of $(15,423) for 2015	—	—	36,267	0.49
Loss on refinancing of debt, net of tax of $(1,404) 2014	2,244	0.03	—	—
Professional liability loss reserve adjustments associated with prior years, net of tax of $(2,729) for 2014	4,359	0.06	—	—
Net earnings and diluted earnings per share attributable to Team Health Holdings, Inc., as adjusted	$166,060	$2.30	$195,355	$2.65
Cash flow provided by operations for the twelve months ended December 31, 2015 was $145.8 million compared to $198.7 million in 2014. There were $12.7 million contingent purchase payments in 2015 and $24.5 million contingent purchase payments in 2014. Also impacting operating cash flow in 2015 was $33.2 million of cash transaction and integration costs associated with the IPC acquisition. Excluding the impact of the 2015 and 2014 contingent purchase payments and IPC transaction costs, operating cash flows were $191.7 million in 2015 compared to $223.2 million in 2014. The reduction in operating cash flows between years reflects an increased level of interest payments and working capital funding.
Adjusted EBITDA increased 19.2% to $387.5 million from $325.2 million in the twelve months ended December 31, 2014, and Adjusted EBITDA margin was 10.8% compared to 11.5% for the same period in 2014. Excluding the impact of Medicaid parity in both years, Adjusted EBITDA margin would have been 10.7% in both 2015 and 2014. During fiscal 2015, the Company recognized $6.0 million of Adjusted EBITDA from IPC. Total IPC Adjusted EBITDA for fiscal 2015 was $68.4 million. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings attributable to Team Health Holdings, Inc.

The following table sets forth a reconciliation of net earnings attributable to Team Health Holdings, Inc. to Adjusted EBITDA.

	Adjusted EBITDA
	Year Ended December 31,
	2014	2015
	(in thousands)
Net earnings attributable to Team Health Holdings, Inc.	$97,738	$82,711
Interest expense, net	15,050	30,986
Provision for income taxes	65,232	66,786
Depreciation	20,886	24,581
Amortization	55,647	83,581
Other (income) expenses, net(a)	(4,588)	(1,935)
Loss on refinancing of debt(b)	3,648	—
Contingent purchase and other acquisition compensation expense(c)	30,637	17,293
Transaction costs(d)	7,179	58,301
Equity based compensation expense(e)	16,152	17,538
Insurance subsidiaries interest income	2,012	2,108
Professional liability loss reserve adjustments associated with prior years	7,088	—
Severance and other charges	8,553	5,589
Adjusted EBITDA	$325,234	$387,539

a.	Reflects gain or loss on sale of assets, realized gains on investments, and changes in fair value of investments associated with the Company's non-qualified retirement plan in 2014 and 2015.

b.	Reflects certain fees and expenses associated with the debt amendment and the write-off of deferred financing costs of $2.7 million from the previous term loan in 2014.

c.	Reflects expense recognized for historical and estimated future contingent payments and other compensation expense activity associated with acquisitions.

d.
Reflects expenses associated with accounting, legal, due diligence and other transaction fees related to acquisition and integration activities, including costs associated with the IPC acquisition of $51.7 million, of which $12.6 million related to equity based compensation associated with the acceleration of equity awards under contractual terms.

e.	Reflects costs related to options and restricted shares granted under the Company's equity based compensation plans.

Team Health Holdings, Inc.
Consolidated Balance Sheets

	December 31, 2014	December 31, 2015
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$20,094	$28,563
Short-term investments	—	1,985
Accounts receivable, less allowance for uncollectibles of $409,851 and $500,645 in 2014 and 2015, respectively	500,633	730,459
Prepaid expenses and other current assets	46,469	73,807
Receivables under insured programs	23,623	36,004
Income tax receivable	8,935	28,791
Total current assets	599,754	899,609
Insurance subsidiaries' and other investments	112,946	111,940
Property and equipment, net	62,117	87,907
Other intangibles, net	341,194	335,637
Goodwill	724,979	2,427,802
Deferred income taxes	21,113	50,250
Receivables under insured programs	50,625	90,747
Other	55,074	56,950
	$1,967,802	$4,060,842
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$40,616	$66,358
Accrued compensation and physician payable	283,033	337,455
Other accrued liabilities	153,137	257,651
Current maturities of long-term debt	227,750	68,900
Deferred income taxes	38,272	—
Total current liabilities	742,808	730,364
Long-term debt, less current maturities	570,580	2,337,363
Other non-current liabilities	231,778	346,427
Shareholders' equity:
Common stock, ($0.01 par value; 100,000 shares authorized, 71,283 and 73,092 shares issued and outstanding at December 31, 2014 and 2015, respectively)	713	731
Additional paid-in capital	696,996	836,458
Accumulated deficit	(278,855)	(196,144)
Accumulated other comprehensive earnings	1,695	1,503
Team Health Holdings, Inc. shareholders' equity	420,549	642,548
Noncontrolling interests	2,087	4,140
Total shareholders' equity including noncontrolling interests	422,636	646,688
	$1,967,802	$4,060,842

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Comprehensive Earnings

	Three Months Ended December 31,
	2014	2015
	(In thousands, except per share data)
Net revenues before provision for uncollectibles	$1,306,991	$1,608,776
Provision for uncollectibles	516,309	629,149
Net revenues	790,682	979,627
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	622,141	777,598
Professional liability costs	24,127	26,134
General and administrative expenses (includes contingent purchase and other acquisition compensation expense of $8,154 and $5,062 in 2014 and 2015, respectively)	85,212	88,978
Other (income) expenses, net	(1,131)	(1,752)
Depreciation	5,571	7,158
Amortization	20,444	21,496
Interest expense, net	4,292	16,854
Loss on refinancing of debt	3,648	—
Transaction costs	1,445	51,131
Earnings (loss) before income taxes	24,933	(7,970)
Provision for income taxes	8,690	1,609
Net earnings (loss)	16,243	(9,579)
Net earnings attributable to noncontrolling interests	139	141
Net earnings (loss) attributable to Team Health Holdings, Inc.	$16,104	$(9,720)

Net earnings (loss) per share of Team Health Holdings, Inc.
Basic	$0.23	$(0.13)
Diluted	$0.22	$(0.13)
Weighted average shares outstanding
Basic	70,970	72,640
Diluted	72,647	72,640

Other comprehensive earnings (loss), net of tax:
Net change in fair value of investments, net of tax of $1 and $98 for 2014 and 2015, respectively	20	178
Comprehensive earnings (loss)	16,263	(9,401)
Comprehensive earnings attributable to noncontrolling interests	139	141
Comprehensive earnings (loss) attributable to Team Health Holdings, Inc.	$16,124	$(9,542)

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Comprehensive Earnings

	Year Ended December 31,
	2014	2015
	(In thousands, except per share data)
Net revenues before provision for uncollectibles	$4,800,883	$5,999,458
Provision for uncollectibles	1,981,240	2,402,211
Net revenues	2,819,643	3,597,247
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	2,179,837	2,836,474
Professional liability costs	97,609	107,505
General and administrative expenses (includes contingent purchase and other acquisition compensation expense of $30,637 and $17,293 in 2014 and 2015, respectively)	281,054	308,193
Other (income) expenses, net	(4,588)	(1,935)
Depreciation	20,886	24,581
Amortization	55,647	83,581
Interest expense, net	15,050	30,986
Loss on refinancing of debt	3,648	—
Transaction costs	7,179	58,301
Earnings before income taxes	163,321	149,561
Provision for income taxes	65,232	66,786
Net earnings	98,089	82,775
Net earnings attributable to noncontrolling interests	351	64
Net earnings attributable to Team Health Holdings, Inc.	$97,738	$82,711

Net earnings per share of Team Health Holdings, Inc.
Basic	$1.39	$1.15
Diluted	$1.35	$1.12
Weighted average shares outstanding
Basic	70,400	72,086
Diluted	72,164	73,807

Other comprehensive earnings (loss), net of tax:
Net change in fair value of investments, net of tax of $662 and $(115) for 2014 and 2015, respectively	1,248	(192)
Comprehensive earnings	99,337	82,583
Comprehensive earnings attributable to noncontrolling interests	351	64
Comprehensive earnings attributable to Team Health Holdings, Inc.	$98,986	$82,519

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Cash Flow

	Three Months Ended December 31,
	2014	2015
	(In thousands)
Operating Activities
Net earnings (loss)	$16,243	$(9,579)
Adjustments to reconcile net earnings (loss):
Depreciation	5,571	7,158
Amortization	20,444	21,496
Amortization of deferred financing costs	361	1,689
Equity based compensation expense	3,459	16,978
Provision for uncollectibles	516,309	629,149
Deferred income taxes	9,345	22,136
Non-cash loss on refinancing of debt	3,390	—
Gain on disposal or sale of equipment	(77)	(7)
Equity in joint venture income	845	474
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(522,739)	(646,065)
Prepaids and other assets	(5,657)	(14,637)
Income tax accounts	(15,894)	(36,913)
Accounts payable	2,133	742
Accrued compensation and physician payable	33,959	12,185
Contingent purchase liabilities	5,554	4,641
Other accrued liabilities	12,040	5,452
Professional liability reserves	6,661	(1,018)
Net cash provided by operating activities	91,947	13,881
Investing Activities
Purchases of property and equipment	(7,793)	(9,567)
Sale of property and equipment	163	323
Cash paid for acquisitions, net of cash acquired	(209,064)	(1,486,791)
Net proceeds from disposition of assets held for sale	—	811
Proceeds from the sale of investments	21,016	90
Purchases of investments at insurance subsidiaries	(18,009)	(45,156)
Proceeds from investments at insurance subsidiaries	39,044	30,891
Net cash used in investing activities	(174,643)	(1,509,399)
Financing Activities
Payments on notes payable	(245,625)	(7,500)
Proceeds on notes payable	352,500	1,301,850
Proceeds on 7.25% Senior Notes	—	545,000
Payments on revolving credit facility	(485,400)	(552,000)
Proceeds from revolving credit facility	467,000	404,000
Payments on IPC assumed notes payable	—	(148,249)
Payments of debt issuance costs	(8,908)	(35,919)
Payments related to contingent purchase obligations	—	(9,643)
Contributions from noncontrolling interests	357	306
Distributions to noncontrolling interests	(55)	—
Proceeds from the issuance of common stock under stock purchase plans	2,102	3,598
Proceeds from exercise of stock options	4,623	5,254
Tax benefit from exercise of stock options	2,557	(810)
Net cash provided by financing activities	89,151	1,505,887
Net increase in cash and cash equivalents	6,455	10,369
Cash and cash equivalents, beginning of period	13,639	18,194
Cash and cash equivalents, end of period	$20,094	$28,563

-continued-

	Three Months Ended December 31,
	2014	2015
	(In thousands)
Supplemental cash flow information:
Interest paid	$3,652	$10,782
Taxes paid	$8,861	$25,728

Non-cash investing activities:
Fair value of equity awards, IPC Acquisition	$—	$(61,344)

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2014	2015
	(In thousands)
Operating Activities
Net earnings	$98,089	$82,775
Adjustments to reconcile net earnings:
Depreciation	20,886	24,581
Amortization	55,647	83,581
Amortization of deferred financing costs	1,119	3,831
Equity based compensation expense	16,152	30,175
Provision for uncollectibles	1,981,240	2,402,211
Deferred income taxes	(12,022)	(12,004)
Non-cash loss on refinancing of debt	2,710	—
Gain on disposal or sale of equipment	(2,426)	(1,886)
Equity in joint venture income	(2,279)	(2,382)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2,038,117)	(2,492,597)
Prepaids and other assets	(6,444)	(24,412)
Income tax accounts	(14,480)	(7,328)
Accounts payable	9,964	9,366
Accrued compensation and physician payable	47,653	14,624
Contingent purchase liabilities	4,271	4,628
Other accrued liabilities	12,752	2,418
Professional liability reserves	23,948	28,243
Net cash provided by operating activities	198,663	145,824
Investing Activities
Purchases of property and equipment	(24,576)	(40,690)
Sale of property and equipment	2,939	548
Cash paid for acquisitions, net of cash acquired	(556,218)	(1,603,105)
Net proceeds from disposition of assets held for sale	—	1,775
Proceeds from the sale of investments	21,016	7,422
Purchases of investments at insurance subsidiaries	(86,536)	(113,043)
Proceeds from investments at insurance subsidiaries	100,358	110,313
Net cash used in investing activities	(543,017)	(1,636,780)
Financing Activities
Payments on notes payable	(257,813)	(18,750)
Proceeds on notes payable	352,500	1,301,850
Proceeds on 7.25% Senior Notes	—	545,000
Payments on revolving credit facility	(574,100)	(1,541,500)
Proceeds from revolving credit facility	783,100	1,354,500
Payments on IPC assumed notes payable	—	(148,249)
Payments of debt issuance costs	(10,054)	(35,919)
Payments related to contingent purchase obligations	—	(9,643)
Contribution from noncontrolling interests	619	1,989
Distributions to noncontrolling interests	(177)	—
Proceeds from the issuance of common stock under stock purchase plans	4,005	7,043
Proceeds from exercise of stock options	20,133	28,439
Tax benefit from exercise of stock options	13,904	14,665
Net cash provided by financing activities	332,117	1,499,425
Net (decrease) increase in cash and cash equivalents	(12,237)	8,469

-continued-

	Year Ended December 31,
	2014	2015
	(In thousands)
Cash and cash equivalents, beginning of year	32,331	20,094
Cash and cash equivalents, end of year	$20,094	$28,563
Supplemental cash flow information:
Interest paid	$15,360	$24,401
Taxes paid	$74,386	$77,848

Non-cash investing activities:
Fair value of equity awards, IPC Acquisition	$—	$(61,344)

-continued-

Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and businesses of the Company and the combined businesses of the Company and IPC. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the realization of the expected benefits of the IPC acquisition, the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this press release or in other statements attributable to the Company are necessarily estimates reflecting the judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such “forward-looking statements,” include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

The Company's forward looking statements speak only as of the date hereof and the date they are made. The Company disclaims any intent or obligation to update “forward looking statements” made in this press release to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

Non-GAAP Financial Measures Reconciliations
In this release we refer to Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings per Share ("Adjusted EPS") which are financial measures that are calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Adjusted EBITDA is defined as net earnings attributable to Team Health Holdings, Inc. before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table under “Adjusted EBITDA” in the release. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue. Adjusted EPS is defined as diluted earnings per share attributable to Team Health Holdings, Inc. excluding non-cash and other adjustments, including the impact of contingent purchase and other acquisition compensation expense and amortization expense relating to purchase accounting for historical acquisitions and the other adjustments shown in the table under “Adjusted Earnings Per Share” in the release. For a reconciliation of each of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measure, we refer you to the tables under “Adjusted EBITDA” and “Adjusted Earnings Per Share,” respectively, contained in the release.

Adjusted EBITDA
We present Adjusted EBITDA as a supplemental measure of our performance. We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, our debt agreements. Adjusted EBITDA is a material component of these covenants.
Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EBITDA, management recognizes and considers the limitations of this measure. Adjusted EBITDA does not reflect certain cash expenses that we are obligated to make, and although depreciation and amortization are non-cash charges, assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in our industry may calculate Adjusted EBITDA differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for net earnings, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.
Adjusted Earnings Per Share
We present Adjusted earnings per share attributable to Team Health Holdings, Inc. (“Adjusted EPS”) as a supplemental measure of our performance. We present Adjusted EPS because we believe that it assists investors in understanding the impact of acquisition-related costs on our earnings per share and comparing our performance across operating periods on a consistent basis and provides additional insight into our core earnings performance. Adjusted EPS is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EPS, management recognizes and considers the limitations of this measure. Adjusted EPS does not reflect certain cash expenses that we are obligated to make, and although contingent purchase and other acquisition compensation expense and amortization expense are non-cash charges in the period reported, such charges reflect historical or future cash payments in conjunction with our acquisition transactions. In addition, other companies in our industry may calculate Adjusted EPS differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EPS should not be considered in isolation or as a substitute for net earnings, operating income, basic and diluted earnings per share, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

Financial Supplement and Updated Conference Call Date & Time
The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.teamhealth.com. TeamHealth will hold a conference call tomorrow, February 23, 2016 at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 13628119. The replay will be available until March 1, 2016.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.teamhealth.com. The on-line replay will remain available for a limited time beginning immediately following the call.
To learn more about TeamHealth, please visit the company's Web site at www.teamhealth.com. TeamHealth uses its Web site as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company's Web site and is readily accessible.

About TeamHealth
At TeamHealth (NYSE: TMH), our purpose is to perfect our physicians’ ability to practice medicine, every day, in everything we do. Through our more than 18,000 affiliated physicians and advanced practice clinicians, TeamHealth offers outsourced emergency medicine, hospital medicine, critical care, anesthesia, orthopaedic hospitalist, acute care surgery, obstetrics and gynecology hospitalist, ambulatory care, post-acute care and medical call center solutions to approximately 3,400 acute and post-acute facilities and physician groups nationwide. Our philosophy is as simple as our goal is singular: we believe better experiences for physicians lead to better outcomes-for patients, hospital partners and physicians alike. Join our team; we value and empower clinicians. Partner with us; we deliver on our promises. Learn more at http://www.teamhealth.com.
The term "TeamHealth" as used throughout this release includes Team Health Holdings, Inc., its subsidiaries, affiliates, affiliated medical groups and providers, all of which are part of the TeamHealth organization. "Providers" are physicians, advanced practice clinicians and other healthcare providers who are employed by or contract with subsidiaries or affiliated entities of Team Health Holdings, Inc. All such providers exercise independent clinical judgment when providing patient care. Team Health Holdings, Inc. does not have any employees, does not contract with providers and does not practice medicine.